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                                                                     Exhibit 8.3

         [Form of Paul, Weiss, Rifkind, Wharton & Garrison Tax Opinion]







                                   ________ __, 1999



Starwood Financial Trust
1114 Avenue of the Americas
27th Floor
New York, NY 10036

Ladies and Gentlemen:

            We have acted as special tax counsel to TriNet Corporate Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the Agreement and Plan of Merger, dated as of June 15, 1999 (the "Merger Agreement"), by and among the Company, Starwood Financial Trust, a Maryland real estate investment trust and ST Merger Sub, Inc., a Maryland corporation. Capitalized terms used herein and not otherwise defined have their respective meanings specified in the Merger Agreement. This opinion is being furnished to you pursuant to Section 6.2(d) of the Merger Agreement.

            In rendering the opinion expressed herein, we have examined the Merger Agreement, the Company's Amended and Restated Articles of Incorporation and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.
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            In our examination of documents, we have assumed, without
independent investigation, that (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been duly executed and each document represents the entire agreement (including amendments) among the parties with respect to the subject matter thereto; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vi) the Company and its subsidiaries at all times have been organized and operated in accordance with the terms of such documents.

            For purposes of rendering the opinions expressed herein, we have, with your permission, assumed the accuracy of the representations contained in the Certificate of Representations by the Company, dated ________ __, 1999, relating to the classification and operation of the Company as a REIT.

            Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

            1. For its taxable years ended December 31, 1993 through December 31, 1998 and for the taxable year of the Company ending at the Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT within the meaning of the Code.

            2. Commencing with the taxable year of the Company ended December 31, 1993, the partnerships, limited liability companies and joint ventures in which the Company holds or has held a direct or indirect interest have been, during the time the Company has held such interest, properly treated as partnerships or as disregarded entities for federal income tax purposes.

            This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability
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to meet, through actual annual operating results, requirements under the Code regarding its organization, income, assets, distribution levels and diversity of stock ownership. Further, any variation or difference in the facts from those set forth in the documents referred to above or any inaccuracy in the representations contained in the Certificate of Representations may affect the conclusions stated herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or in the Certificate of Representations. After reasonable inquiry, however, we are not aware of any facts or circumstances inconsistent with such assumptions or representations.

            We express no opinion as to any federal income tax issue or other matter except that set forth above.

            This letter is furnished by us solely for your benefit in connection with the transactions referred to in the Merger Agreement, and may not, without our prior written consent, be circulated to, or relied upon by, any other person, except that we consent to the reliance on this opinion letter by Rogers & Wells LLP for the sole purpose of rendering its opinion to be delivered pursuant to Section 6.3(d) of the Merger Agreement.

                                Very truly yours,



                      PAUL, WEISS, RIFKIND, WHARTON & GARRISON